                            SCHEDULE 14A INFORMATION
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
    / / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

                                          CBT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                                CBT CORPORATION
                                  333 BROADWAY
                               PADUCAH, KY 42002

                                 MARCH 8, 1996

Dear Stockholder:

    The annual meeting of stockholders of CBT Corporation will be held on Tuesday, April 16, 1996, at 2:00 P.M., Paducah time, at the main office of Citizens Bank and Trust Company, 333 Broadway, Paducah, Kentucky. The formal Notice of the Meeting and Proxy Statement appear in the pages that follow.

    In addition to the election of directors, stockholders will be asked to consider and vote upon amendments to the 1993 Stock Option Plan.

    We recommend that you vote for the amendments referred to above, which are set forth in more detail in the accompanying Proxy Statement.

    We hope you will be able to attend the meeting in person. In addition to the specific matters set forth in the notice of the meeting, we look forward to discussing with you any questions you may have concerning the Corporation.

                                          Sincerely,

                                                [SIGNATURE]

                                          William J. Jones
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

           PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, IF YOU DO NOT EXPECT TO BE PERSONALLY PRESENT AND WISH YOUR STOCK TO BE VOTED. IF YOU LATER FIND THAT YOU MAY BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO PRIOR TO THE TIME THE PRESENCE OF A QUORUM HAS BEEN DETERMINED AND DECLARED.

                                CBT CORPORATION

         -------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 16, 1996
         -------------------------------------------------------------

To the Holders of Common Stock of CBT Corporation:

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of CBT Corporation, (the "Corporation"), a Kentucky corporation, will be held at the main office of Citizens Bank and Trust Company, 333 Broadway, Paducah, Kentucky, on Tuesday, April 16, 1996, at 2:00 p.m., Paducah time, for the following purposes:

    1) To elect directors to hold office until the next annual election and until their successors shall be duly elected and qualified;

    2) To consider and vote upon a proposal to amend the 1993 Stock Option Plan; and

    3)  To transact such other business as may properly come before the meeting.

    Only holders of common stock of record at the close of business on February 9, 1996, will be entitled to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                                [SIGNATURE]

                                          William J. Jones
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                          March 8, 1996

                                CBT CORPORATION
                                  333 BROADWAY
                            PADUCAH, KENTUCKY 42002
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CBT Corporation (the "Corporation") of proxies to be voted at the annual meeting of stockholders to be held on Tuesday, April 16, 1996. Any stockholder giving a proxy has the right to revoke it by a written notice delivered to the Secretary of the Corporation, P.O. Box 2400, Paducah, Kentucky, 42002-2400, or in person at the meeting, prior to the time the presence of a quorum has been determined and declared. All proxies will be voted in accordance with the directions of the stockholder and, to the extent no directions are given, will be voted "for" the nominees for directors and "for" the amendments to the 1993 Stock Option Plan.

    This   Proxy  Statement  and  form  of  proxy  are  first  being  mailed  to stockholders commencing on or about March 8, 1996.

    The Corporation will bear the entire cost of soliciting proxies. Solicitation will be primarily by mail. Certain officers of the Corporation and its subsidiaries may solicit proxies personally or by telephone or special letter, but such persons will not be specially compensated for such services.

                         SHARES OUTSTANDING AND VOTING

    Only stockholders of record at the close of business on February 9, 1996 are entitled to notice of, and to vote at, the annual meeting. At February 9, 1996, there were issued and outstanding 7,910,069 shares of common stock. The Corporation has no class of stock other than common stock. Each share of the common stock is entitled to one vote on all matters presented to the stockholders with the exception of the election of directors. In the election of directors, cumulative voting rules apply. Under cumulative voting, each stockholder is entitled to cast as many votes in the aggregate as shall equal the number of shares of the common stock owned by him or her multiplied by the number of directors to be elected. Each stockholder, or his or her proxy, may cast all of his or her votes (as thus determined) for a single nominee for director or may distribute them among two or more nominees, at the stockholder's discretion. As to the authority of the persons named as proxies in the accompanying proxy card to cumulate votes, see the section entitled "Election of Directors".

    At February 9, 1996, the trust department of Citizens Bank and Trust Company ("Citizens") held of record 1,013,726 shares of the Corporation's common stock in a fiduciary capacity representing approximately 12.8 percent of the Corporation's outstanding shares of common stock. With respect to 562,505 shares (approximately 7.1 percent), the instrument creating the trust or fiduciary relationship specifically directs Citizens to vote the shares and the shares will be voted "for" the proposals presented for consideration. The remaining shares held by the trust department of Citizens will be voted at the direction of the beneficial owners.

    At February 9, 1996, to the knowledge of the Corporation, there were no other record or beneficial owners of more than 5 percent of the Corporation's issued and outstanding common stock.

    Shareholders are being asked to approve the amendments to the 1993 Stock Option Plan so that executive officers who receive stock pursuant to the Plan will be eligible for the exemption provided by Rule 16b-3 promulgated under
Section 16(b) of the Securities and Exchange Act of 1934. For purposes of Rule 16b-3, the Securities and Exchange Commission has provided that an affirmative vote of a majority of all outstanding shares of the Corporation's common stock represented in person or by proxy and entitled to vote on the proposal is necessary for approval. Under this requirement, abstentions and broker non-votes will have the effect of a "No" vote.

            BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
                       OF COMMON STOCK OF THE CORPORATION

    Set forth below is information with respect to shares of common stock of the Corporation beneficially owned as of February 9, 1996 by the current director-nominees, the executive officers named in the Summary Compensation Table herein, and all director-nominees and executive officers of the Corporation as a group. Unless otherwise noted, the named person has sole voting and investment powers with respect to the reported shares. Where the holdings of a family member are noted as being held "individually", the family member has sole voting and investment power with respect to the shares. Where joint ownership is noted, the joint owners share voting and investment power as to the shares.

                                                        AMOUNT AND NATURE OF   PERCENT OF CLASS
NAME                                                    BENEFICIAL OWNERSHIP     OUTSTANDING
------------------------------------------------------  --------------------  ------------------
Irving P. Bright, Jr. ................................            69,377               **(1)
John Burman...........................................            48,234               **(2)
Patrick J. Cvengros...................................            81,736              1.0(3)
William H. Dyer.......................................            56,023               **
Louis A. Haas.........................................           347,330              4.4(4)
Joe Tom Haltom........................................           291,032              3.7
Kerry B. Harvey.......................................            29,782               **(5)
F. Donald Higdon......................................             3,298               **
M. Leon Johnson.......................................            59,946               **(6)
William J. Jones......................................            65,346               **(7)
Ted S. Kinsey.........................................            19,750               **(8)
Louis M. Michelson....................................             6,718               **(9)
Bill B. Morgan........................................           213,267              2.7(10)
C. Thomas Murrell, III................................             9,497               **(11)
Louis D. Myre, MD.....................................            36,952               **(12)
J. Russell Ogden, III.................................            39,056               **(13)
David M. Paxton.......................................             3,300               **(14)
Robert P. Petter......................................            24,420               **
Joseph A. Powell......................................            21,449               **(15)
John E. Sircy.........................................               587               **(16)
William A. Usher......................................            10,000               **
All directors and named executive officers of the
 Corporation and its subsidiaries as a group (26
 persons).............................................         1,437,100             18.2%

------------------------
**  Represents less than 1 percent of total outstanding shares of common stock.

(1) Shares represented include 6,206 shares owned individually by Mr. Bright's wife and 12,000 shares in a trust for which she serves as Trustee.

(2) Shares represented include 22,582 shares individually owned by Mr. Burman's wife.

(3) Shares represented include 32,676 shares owned jointly by Mr. Cvengros and his wife.

(4) Shares represented include 5,904 shares held in custodian accounts and 58,000 shares held in agency accounts for Mr. Haas' children, 7,886 shares owned jointly by he and his wife and 177,108 shares of an estate for which Mr. Haas serves as executor.

(5) Shares represented include 19,888 shares owned jointly by Mr. Harvey and his wife, 102 shares owned jointly by Mr. Harvey's wife and daughter, 102 shares owned jointly by Mr. Harvey and his daughter, and 164 shares owned individually by Mr. Harvey's wife.

(6) Shares represented include 10,234 vested shares held by the Corporation's Retirement, Savings, and Profit Sharing Plan and 2,000 shares of vested stock options.

(7) Shares represented include 8,798 vested shares held by the Corporation's Retirement, Savings, and Profit Sharing Plan and 52,653 shares of vested stock options.

(8) Shares represented include 10,884 shares jointly owned by Mr. Kinsey and his wife, 300 shares owned individually by Mr. Kinsey's wife, and 2,000 shares owned individually by Mr. Kinsey's children.

(9) Shares represented include 1,596 shares owned by Michelson Jewelers, Inc.

(10) Shares represented include 4,850 shares owned by Mr. Morgan's wife, 98,724 shares owned by Mr. Morgan's father, 600 shares owned by Mr. Morgan's son, 1,745 shares owned by Mr. Morgan's daughter and son-in-law, 9,704 shares owned by Mr. Morgan's sister and brother-in-law, 1,504 shares owned by Mr. Morgan's sister and brother-in-law, and 4,384 shares owned by Mr. Morgan's brother and sister-in-law.

(11) Shares represented include 210 vested shares held by the Corporation's Retirement, Savings, and Profit Sharing Plan and 8,333 shares of vested stock options.

(12) Shares represented include 16,012 shares owned individually by Dr. Myre's wife and 4,140 shares in a trust for which she serves as a Trustee.

(13) Shares represented include 90 shares held in custodian accounts for Mr. Ogden's children, 1,467 vested shares held by the Corporation's Retirement, Savings, and Profit Sharing Plan and 32,499 shares of vested stock options.

(14) Shares represented include 3,200 shares owned jointly by Mr. Paxton and his wife.

(15) Shares represented include 3,438 shares owned individually by Mr. Powell's wife.

(16) Shares represented include 387 vested shares held by the Corporation's Retirement, Savings, and Profit Sharing Plan.

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers, directors and persons who own more than ten percent (10%) of the Corporation's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it or representations from such persons that no Form 5s were required, the Corporation believes that all filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were complied with in 1995 with the following exceptions: Michael L. Woolfolk did not timely file a Form 3, with respect to his election as an executive officer of the Corporation; Mr. Bright did not timely file two reports covering 3 transactions; Mr. Dyer did not timely file two reports covering 3 transactions. All of the exceptions were corrected as soon as they were discovered.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    Among items to be acted upon at the annual meeting of stockholders is the election of seventeen directors to the Board of Directors of the Corporation. Each of the persons elected will serve a term in office of one year and until his successor is duly elected and qualified. All nominees for director are currently directors of the Corporation.

    Set out below is information concerning all of the current directors and director-nominees of the Corporation, including their positions held with Citizens, Bank of Marshall County ("BMC"), Pennyrile Citizens Bank and Trust ("Pennyrile"), Graves County Bank, Inc. ("Graves"), United Commonwealth Bank, F.S.B.("United"), and Fidelity Credit Corporation ("FCC").

    IRVING P. BRIGHT, JR., 63, business consultant. Until 1994, Mr. Bright was the President and Chief Executive Officer of Bright's, Inc.(a retail clothing store). Mr. Bright has been a director of the Corporation since 1983. He also serves as a director of Citizens.

    JOHN L. BURMAN, 62, manager of Kentucky Farm Bureau. Mr. Burman has been a director of the Corporation since 1993. He also serves as a director of Pennyrile.

    PATRICK J. CVENGROS, 59, retired. Until 1992, Mr. Cvengros served as the President and Chief Executive Officer of the Corporation. Mr. Cvengros has been a director of the Corporation since 1983. Mr. Cvengros also serves as a director of Citizens and FCC, as well as serving as a director of Computer Services, Inc., Paducah, Kentucky.

    WILLIAM H. DYER, 60, President and Chief Executive Officer of Tennessee Valley Towing (a river barge company). Mr. Dyer has been a director of the Corporation since 1991. Mr. Dyer also serves as a director of Citizens.

    LOUIS A. HAAS, 54, investor. Mr. Haas was formerly the President and Chief Executive Officer of DuBois Pharmaceutical (a wholesale pharmaceuticals company). Mr. Haas has been a director of the Corporation since 1991. Mr. Haas also serves as a director of Citizens.

    JOE TOM HALTOM, 68, Chairman of BMC. Mr. Haltom previously served as Chairman of BMC Bankcorp, Inc., which was acquired by the Corporation on May 31, 1994. Mr. Haltom was named a director of the Corporation in 1994. Mr. Haltom also serves as a director of BMC, Graves, and United.

    KERRY B. HARVEY, 39, a partner in the law firm of Owen, Harvey and Carter. Mr. Harvey was named a director of the Corporation in 1994. Mr. Harvey also serves as a director of BMC and United.

    F. DONALD HIGDON, 64, retired. Mr. Higdon was formerly the General Manager of Kraft Food Service, Inc. (a wholesale food distributor). Mr. Higdon has been a director of the Corporation since 1991. Mr. Higdon also serves as a director of Citizens.

    WILLIAM  J.  JONES,  40,  President  and  Chief  Executive  Officer  of  the
Corporation. Mr. Jones served as Executive Vice President of the Corporation until January 1992, when he assumed his current position. Mr. Jones has been a director of the Corporation since 1991. Mr. Jones also serves as a director of Citizens, BMC, FCC, and Pennyrile.

    TED S. KINSEY, 50, President and Chief Executive Officer of Parkway Chrysler (an automobile dealership). Mr. Kinsey was named a director of the Corporation in 1994. Mr. Kinsey also serves as a director of BMC.

    LOUIS M. MICHELSON, 51, President and Chief Executive Officer of Michelson Jewelers, Inc. (a retail jeweler). Mr. Michelson has been a director of the Corporation since 1991. Mr. Michelson also serves as a director of Citizens.

    BILL B. MORGAN, 66, Senior Vice President of Bradshaw and Weil, Inc. and Cornerstone Insurance Group (insurance agencies). Mr. Morgan served as a Brigadier General in the United States Air Force until 1992. Mr. Morgan also served as Vice President of Morgan, Trevathan and Gunn, Inc. (an insurance agency) until 1995, when he assumed his current role. Mr. Morgan was named a director of the Corporation in 1994. Mr. Morgan also serves as a director of BMC and Graves.

    LOUIS D. MYRE, 69, retired physician. Dr. Myre has been a director of the Corporation since 1983. Dr. Myre also serves as a director of Citizens.

    DAVID M. PAXTON, 39, Vice President and Chief Financial Officer of Paxton Media Group (a television broadcasting and newspaper publishing company). Mr. Paxton has been a director of the Corporation since 1991. Mr. Paxton also serves as a director of Citizens.

    ROBERT P. PETTER, 60, President and Chief Executive Officer of Henry A. Petter Supply Company (an industrial supply wholesaler). Mr. Petter has been a director of the Corporation since 1983. Mr. Petter also serves as a director of Citizens.

    JOSEPH A. POWELL, 63, President and Chief Executive Officer of Old Hickory Clay Company (a mining company). Mr. Powell has been a director of the Corporation since 1991. Mr. Powell also serves as a director of Citizens.

    WILLIAM A. USHER, 66, Chairman and Chief Executive Officer of Usher Transportation Company (a trucking and transportation company). Mr. Usher has been a director of the Corporation since 1991. Mr. Usher also serves as a director of Citizens.

    The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as director. If any nominee should become unavailable before the annual meeting, the persons named in the enclosed proxy card, or their substitutes, or a majority of them, reserve the right to vote for a substitute nominee selected by the Board of Directors. In addition, if any stockholder or stockholders shall vote shares cumulatively or otherwise for the election of a director or directors other than the nominees named above, or substitute nominees, or for less than all of them, the persons named in the enclosed proxy card, or their substitutes, or a majority of them, shall have the right, in their discretion, to vote cumulatively for some number less than all of the nominees named above or any substitute nominees, and for such of the persons nominated as they may choose.

MEETINGS AND COMMITTEES

    During the year ended December 31, 1995, the Board of Directors of the Corporation held five regular meetings. During 1995, committees established by the Board met as follows: the Executive Committee met fifteen times, the Investment Committee met four times, and the Audit Committee met four times. Attendance by directors at these meetings averaged 89 percent during 1995, with all directors attending more than 75 percent of the aggregate number of Board meetings and meetings of committees on which he served except for David M. Paxton, who had a 71 percent attendance record, and Louis D. Myre, who was present 60 percent.

    The members of the Executive Committee are Irving P. Bright, Jr., Patrick J. Cvengros, Louis A. Haas, Joe Tom Haltom, William J. Jones, David M. Paxton, and William A. Usher. The functions performed by the Committee include: acting as the Compensation Committee; making recommendations to the Board of Directors in matters involving dividends, expansion plans, significant expenditures and strategic initiatives; reviewing and making recommendations to the Board of Directors regarding proposed directors, the compensation of directors and the composition and size of the Board and its committees; and reviewing credit policies and the adequacy of the allowance for credit losses of each subsidiary.

    The members of the Audit Committee are Louis A. Haas, Kerry B. Harvey, F. Donald Higdon, David M. Paxton, Robert P. Petter, and Joseph A. Powell. The Committee recommends to the Board the engagement of independent auditors; reviews with independent auditors the scope and results of the audit engagement; reviews the scope, frequency, and results of internal audits and examinations; reviews the adequacy of the Corporation's system of internal controls; and
reviews the regulatory examination reports of the Corporation and its subsidiaries.

    The members of the Investment Committee are Patrick J. Cvengros, William J. Jones, Bill B. Morgan, David M. Paxton, Dr. Charles W. Ransler, and William A. Usher. Dr. Ransler serves on the board of directors of Citizens. The Committee reviews the composition and performance of the investment securities portfolios of each subsidiary bank; establishes policies for monitoring the composition of subsidiary's investment securities portfolios; and establishes policies for monitoring liquidity and interest rate risk for the Corporation.

    The Corporation has no standing nominating committees. All nominations for membership on the Board originated with the Board of Directors.

COMPENSATION OF DIRECTORS

    Prior to October 1995, each non-management director of the Corporation was paid $200 for each Board meeting or committee meeting attended. Beginning in October 1995, each director of the Corporation was paid $1,000 for each Board meeting attended and $500 for attending each committee meeting.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table contains information concerning compensation paid or accrued by the Corporation and its subsidiaries for the fiscal years ended December 31, 1993, 1994, and 1995 to, or on behalf of, the Corporation's Chief Executive Officer and each of the four other most highly compensated executive officers of the Corporation during 1995 whose compensation exceeded $100,000.

               (A)                    (B)        (C)         (D)              (E)               (F)             (G)

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                                                           -------------
                                                      ANNUAL                                SECURITIES
                                                   COMPENSATION                             UNDERLYING
NAME AND                                      ----------------------     OTHER ANNUAL         OPTIONS        ALL OTHER
PRINCIPAL POSITION                   YEAR     SALARY($)   BONUS($)    COMPENSATION($)(1)   (# SHARES)(2)  COMPENSATION(3)
---------------------------------  ---------  ---------  -----------  -------------------  -------------  ----------------
William J. Jones                        1995  $ 200,000   $       0        $       0           120,000       $   26,461
  President and Chief                   1994    180,000      54,216                0            20,000           26,069
  Executive Officer, CBT                1993    165,000      48,411                0            14,000           20,788
  and Citizens
John E. Sircy (4)                       1995    130,000           0                0            70,000           19,998
  Executive Vice President and          1994     88,461      30,000            6,358            10,000           18,416
  Chief Operating Officer,              1993          0           0                0                 0                0
  CBT and Citizens
M. Leon Johnson                         1995    100,000      38,271                0             3,000           15,948
  President and Chief Executive         1994     92,800      29,591                0             6,000           16,927
  Officer, FCC                          1993     86,800      33,984                0                 0           11,088
C. Thomas Murrell, III                  1995    120,000      18,144                0             5,000           12,812
  Executive Vice President              1994    115,513      30,000                0             6,000           12,284
  Commercial and Consumer               1993    105,000      17,965                0             6,500           10,920
  Banking, Citizens
J. Russell Ogden, III                   1995    110,000           0                0             2,000           11,605
  Executive Vice President              1994    106,072      18,610                0             5,000           11,132
  Financial Services, Citizens          1993     96,720      16,549                0             6,500            9,923

------------------------------

(1) The amount shown in column (e) represents the amount reimbursed to Mr. Sircy in 1994 for the payment of taxes incurred in connection with his receipt of relocation expenses.

(2) All option grants have been adjusted to reflect the October 1994 2-for-1 stock split.

(3) The amounts shown in column (g) for each named executive officer is the total of the Corporation's contribution to the 401(k) and Money Purchase
    (MPP) retirement plans, subsidiary directors' fees, and term life insurance premiums for the fiscal year ended December 31, 1995 as summarized on the following chart:

                                                    SUBSIDIARY
                                     401(K)/MPP   DIRECTORS' FEES    TERM LIFE     TOTALS
                                     -----------  ---------------  -------------  ---------
Mr. Jones                             $  16,164      $   9,850       $     447    $  26,461
Mr. Sircy                                13,764          6,000             234       19,998
Mr. Johnson                              10,100          5,600             248       15,948
Mr. Murrell                              12,564              0             229       12,812
Mr. Ogden                                11,364              0             241       11,605

------------------------------

(4) Mr. Sircy joined the Corporation in April 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

    Shown below is information on grants of stock options during the fiscal year ended December 31, 1995, to the named executive officers.

                                                     INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------------------------------
              (A)                       (B)              (C)              (D)              (E)          (F)         (G)
                                                     % OF TOTAL
                                     NUMBER OF         OPTIONS
                                     SECURITIES      GRANTED TO
                                     UNDERLYING     EMPLOYEES IN   EXERCISE OR BASE
                                      OPTIONS        FISCAL YEAR       PRICE PER       EXPIRATION
NAME                              GRANTED(#)(1)(2)     1995(4)        SHARE($/SH)         DATE
--------------------------------  ----------------  -------------  -----------------  -------------
                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF STOCK
                                                                                                     PRICE APPRECIATION FOR
                                                                                                        OPTION TERMS(5)
                                                                                                     ----------------------
                                                                                                                    10%
                                                                                                         5%      ----------
                                                                                                     ----------
William J. Jones                       20,000              9.05%       $   22.50            01/05    $  283,000  $  717,200
                                      100,000(3)          45.25%           23.75            03/05     1,494,800   3,785,000
John E. Sircy                          10,000              4.52%           22.50            01/05       141,500     358,600
                                       60,000(3)          27.15%           23.75            03/05       896,400   2,271,000
M. Leon Johnson                         3,000              1.36%           22.50            01/05        42,450     107,580
C. Thomas Murrell, III                  5,000              2.26%           22.50            01/05        70,750     179,300
J. Russell Ogden, III                   2,000               .90%           22.50            01/05        28,300      71,720

------------------------------

(1) Stock options have no value on the date of grant because the exercise price per share is equal to the market price per share of the Corporation's common stock on the day preceding the date the option is granted. A stock option has value to the optionee in the future only if the market price of the Corporation's common stock at the time the option is exercised exceeds the exercise price.

(2) Options are not exercisable during the first two years after the date of the grant. Thereafter, options may be exercised on or after the anniversary date of the grant in three equal installments so that the full grant may be exercised no sooner than four years after the date of the grant, except as noted in footnote (3).

(3) Options are not exercisable during the first five years after grant date. Commencing on the fifth anniversary of the date of grant, 100 percent become exercisable.

(4) A total of 221,000 options were granted to a total of twenty-one(21) officers of the Corporation and its subsidiaries during 1995.

(5) The dollar amounts under columns (f) and (g) are the result of calculations at the 5 percent and 10 percent rates set by the SEC. The potential realizable value over the option terms of the options included in the above table are computed using the assumed rates set by the SEC and should not be viewed as, and are not intended to be, a forecast of possible future appreciation, if any, in the Corporation's stock price.

                         AGGREGATE OPTIONS EXERCISED IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

            (A)                   (B)           (C)                   (D)                           (E)

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                SHARES                         AS OF 12/31/95(#)              AT 12/31/95($)*
                              ACQUIRED ON      VALUE     ------------------------------  --------------------------
NAME                          EXERCISE(#)   REALIZED($)    EXERCISABLE    UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------  -------------  -----------  ---------------  -------------  -----------  -------------
William J. Jones                       0     $       0         39,166         155,334     $ 519,331    $   245,699
John E. Sircy                          0             0              0          80,000             0         34,200
M. Leon Johnson                        0             0              0           9,000             0         24,720
C. Thomas Murrell, III                 0             0          4,166          16,334        37,751         72,229
J. Russell Ogden, III              2,500        39,775         25,666          14,334       339,571         96,669

------------------------------
* Amounts shown represent the difference between exercise price and December 31, 1995 market value of $23.00.

                               EXECUTIVE OFFICERS

    Information regarding the current executive officers of the Corporation, including their names, ages, positions with the Corporation, and a brief description of their business experience during the past five years, is presented below. Executive officers are elected annually by the Board of Directors.

    WILLIAM J. JONES, 40, President and Chief Executive Officer and a director. Mr. Jones also serves as President and Chief Executive Officer of Citizens. Mr. Jones has been associated with the Corporation for the past 11 years. Additional information regarding Mr. Jones is set forth on page 4.

    JOHN E. SIRCY, 39, Executive Vice President and Chief Operating Officer. Mr. Sircy also serves as Executive Vice President and Chief Operating Officer of Citizens and as a director of Graves and United. Mr. Sircy joined the Corporation in his current role in April 1994. Prior to that, he served as Vice President and Chief Financial Officer of First Illini Bancorp, Inc., Galesburg, Illinois, until January 1991. At that time, Mr. Sircy became Vice President and Controller of Norwest Bank Iowa, N.A. in Des Moines, Iowa, until August 1992, when he was named Senior Vice President and Chief Financial Officer, a position he held until April 1994.

    M. LEON JOHNSON, 55, President and Chief Executive Officer, FCC. Mr. Johnson serves as a director of Citizens and FCC and has been associated with the Corporation for 11 years, serving in his current role.

    C. THOMAS MURRELL, III, 52, Executive Vice President-Commercial and Consumer Banking, Citizens. Mr. Murrell joined the Corporation in November 1991 as Senior Vice President and Chief Credit Officer of Citizens. Prior to that, he served as Executive Vice President of the Corporate Banking Group at First Security National Bank and Trust Company, Lexington, Kentucky. Mr. Murrell assumed his current role in March 1994.

    J. RUSSELL OGDEN, III, 48, Executive Vice President-Financial Services, Citizens. Mr. Ogden served as Senior Vice President of Trust and Investments until March 1994, when he assumed his current position. He has been associated with the Corporation for 14 years.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    The Corporation does not have a compensation committee of the Board of Directors. However, all compensation matters, including executive compensation, are decided by the Executive Committee of the Corporation, except as set forth below. The following directors served on the Executive Committee during 1995:
Irving P. Bright, Jr., Patrick J. Cvengros, Louis A. Haas, Joe Tom Haltom, William J. Jones, David M. Paxton, and William A. Usher. Director Cvengros was, until 1992, President and Chief Executive Officer of the Corporation. Mr. Jones, President and Chief Executive Officer, did not participate in any discussion or decisions regarding his own compensation.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The  Executive  Committee  of  the  Board  of  Directors  (the  "Committee")
determines annually the compensation to be paid to the Corporation's Chief Executive Officer and other executive officers, including the executive officers named in the Summary Compensation Table, except that the Stock Option Committee, consisting of all members of the Committee, except Mr. Jones, made all decisions about awards under the Corporation's stock option plans. During 1995, the Committee retained the services of executive compensation consultants (Watson Wyatt) to provide professional assistance, data and advice regarding pay practices at the Corporation. This report discusses the objectives and procedure used by the Committee to establish 1995 compensation for the Chief Executive Officer and the four other officers named in the Summary Compensation Table. This report describes the basis on which such 1995 compensation determinations or recommendations were made by the Committee with respect to the Corporation's executive officers. This report, required by rules of the Securities and Exchange Commission, provides specific information regarding compensation of the Corporation's President and Chief Executive Officer ("CEO") and general information regarding compensation of the Corporation's executive officers as a group. The Corporation's CEO and four other most highly compensated executive officers are sometimes referred to as the "Named Executives."

    Section 162(m) of the Code limits to $1,000,000 in a taxable year the deduction publicly held companies may claim for compensation paid to an executive officer, unless certain requirements are met. The Corporation has reviewed this provision and has determined that the Corporation is not affected by Section 162(m) because no compensation paid to any officer currently approaches or is expected to approach $1,000,000 in the near term. Accordingly, no change to any of the compensation plans is contemplated at this time.

                 COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES
                     OF THE EXECUTIVE COMPENSATION PROGRAMS

    The Corporation seeks to ensure that executive compensation is directly linked to Corporate performance and shareholder value, as well as comparable pay practices in the industry. Each year, the Committee, in making compensation decisions and recommendations, and the Board of Directors, in approving base salaries, review the performance of the Corporation and compare such performance to specified internal and external performance standards. The Committee has developed the following compensation guidelines as the principles upon which compensation decisions and recommendations are made:

    - Provide  variable  compensation  opportunities  that  are  linked  to  the
      financial   performance  of  the  Corporation  and  that  align  executive compensation with the interest of shareholders.

    - Provide incentives to increase corporate performance and shareholder value.

    - Establish executive officer base pay levels somewhat below the competitive market, while providing incentive awards (from the annual and long-term plans) above the market, provided that performance objectives are achieved.

    - Provide a competitive total compensation package that is "at risk" driven and enables the Corporation to attract and retain key executives.

    The Committee's executive officer compensation policies are structured to reward contributions to the Corporation's performance and to enable it to compete favorably with peer institutions in attracting and retaining highly qualified individuals as executive officers. The Corporation generally defines its peers as financial institutions of $1 to $2 billion in assets located in non-metropolitan areas in the southeast and midwest regions of the United States. The primary objective of the Committee's compensation policies is to pay for performance. As a result of a study conducted by the executive compensation consultants the Committee refined its executive compensation philosophy and strategy and established a desired compensation mix from the various compensation components. The Corporation's executive compensation strategy is to set base pay at 90 percent of the competitive market with incentive
opportunities  from  annual   and  long  term   plans  providing  total   direct
compensation (base, annual incentive and long-term incentive) at target performance higher than the Corporation's peer organizations. As a result, a significant portion of each executive officer's potential compensation for 1995 consisted of an incentive component with a pay-out based on the Corporation's or Subsidiary's performance for the year and the executive officer's contribution to that performance.

                        COMPENSATION PROGRAM COMPONENTS
                       AND EXECUTIVE OFFICER COMPENSATION

    The compensation program for executive officers primarily consists of annual
compensation   (comprised   of  base   salary  and   annual  performance-related
incentives) and long term compensation (consisting of stock options).

ANNUAL COMPENSATION

    BASE SALARIES: Salary ranges were established based both on a study of peer data and an assessment of the relative internal responsibilities of the executive positions. Generally, the midpoint for each executive officer's salary range was set at approximately 90% of the median of industry peers. Individual base salaries for executive officers other than Mr. Jones are recommended by the Corporation's Chief Executive Officer and approved by the Committee. Mr. Jones' base salary is determined by the Committee. Salaries are reviewed annually and adjusted periodically, typically at 12 month intervals. A salary range for each executive officer position is established using survey data. Adjustments are based upon the relationship of the executive officer's current salary to the range for the position and a subjective evaluation of overall company and personal performance. Base salaries paid in 1995 to the Named Executives were below the median of estimated base salaries of industry peer survey data available. With respect to Mr. Jones, the Committee considered his current salary compared to the established range and the performance of the Corporation as well as his personal performance.

    ANNUAL INCENTIVE COMPENSATION: At the beginning of the fiscal year the Committee also set potential 1995 incentive award levels, payable in cash, at threshold, target and maximum performance points for each executive officer other than Mr. Johnson. Mr. Johnson, as President and Chief Executive Officer of FCC, receives an incentive award of 2 percent of FCC's pre-tax net income. All other executives are classified as Corporate, Affiliate or Financial Services officers, with each classification having a different set of performance measures. Corporate executives, which would include Mr. Jones and Mr. Sircy, receive payouts based upon the pre-tax net income of the Corporation. Threshold performance must be achieved for any awards to be made. Affiliate executives, which would include Mr. Murrell, receive payouts based upon the performance in five, equally-weighted categories: Corporate pre-tax net income, affiliate net interest margin, fee income, loan growth and deposit growth. With respect to loan growth, minimum acceptable credit quality standards must be maintained to qualify for an award on that factor. For each factor, threshold performance must be achieved for an award on that factor to be made. The Financial Services incentive award, for which Mr. Ogden is eligible, is based upon the pre-tax net income of the Financial Services business unit, consisting of trust and brokerage. The payout percentage of Financial Services' pre-tax net income varies from 3 to 6.5 percent, depending on profitability level. Threshold performance must be achieved for any awards to be made. Payout percentages vary by position, with target payouts ranging from 35 to 50 percent of base salary for Named Executives. Of the Named Executives, Mr. Johnson and Mr. Murrell received incentive awards in 1995.

LONG-TERM COMPENSATION

    Long-term compensation is provided in the form of stock options granted and is intended to increase management ownership of stock and to provide an incentive for executive officers to improve long-term Corporate performance. All options are granted at fair market value and are exercisable in accordance with the terms of the Corporation's incentive stock option plans.

    In fixing the grants of stock options to the individual executive officers, other than the President and CEO and the Executive Vice President and Chief Operating Officer ("COO"), the Committee reviewed with the CEO his recommended individual awards, taking into account the respective responsibilities and contributions of each of the executive officers. The 1995 awards to the CEO and COO were fixed separately by the Committee and were based, among other things, on a review of competitive compensation data from national surveys, data from selected industry peers, the officers' total compensation, current outstanding stock options and recommendations from the Committee's compensation consultant. Rather than granting smaller option awards each year, the Committee chose to grant a significant block of options in 1995 to the CEO and COO in order to strengthen their tie to shareholder interests for an extended period of time.

1995 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

    In light of the Committee's stated executive philosophy and compensation plans, the Committee made the following decisions for 1995 regarding the compensation for Mr. Jones, the Corporation's President and Chief Executive
Officer:

    - BASE SALARY Mr. Jones' base salary was increased effective January 1995 from $180,000 to $200,000, an increase of approximately 11 percent. The amount of this increase was based on the continued satisfactory performance of Mr. Jones as evaluated by the Committee. The Committee believes that, as adjusted, Mr. Jones' base salary remains lower than the median average salary paid to CEOs by industry peers.

    - ANNUAL INCENTIVE Although eligible, Mr. Jones did not receive any award under the Company's annual incentive compensation program for 1995, as discussed above under "Annual Incentive Compensation."

    - LONG-TERM INCENTIVE The number of options to acquire shares of stock granted to the Chief Executive Officer under the Corporation's stock option plans are based on competitive practices. Administration is consistent with the provisions of the plans as described above under "Long-Term Compensation." In 1995, Mr. Jones received options for 120,000 shares. Of that amount, 20,000 shares were granted in January and 100,000 shares were granted in March.

SUMMARY

    The Committee believes that base-pay levels and increases, and performance-based incentive awards, are reasonable and competitive with the compensation programs provided to officers and other executives by financial services organizations of similar size and complexity to the Corporation. The Committee believes further that the degree of performance sensitivity in the annual incentive program continues to be reasonable, yielding awards that are directly linked to the annual financial and operational results of the Corporation. The Corporation's long term incentive stock option plans continue to provide, in the view of the Committee, financial opportunities to participants and retention features for the Corporation that are consistent with the relative returns that are generated on behalf of the Corporation's shareholders.

       MEMBERS OF THE COMMITTEE:
       Irving P. Bright, Jr.
       Patrick J. Cvengros
       Louis A. Haas
       Joe Tom Haltom
       William J. Jones
       David M. Paxton
       William A. Usher

                         COMPARATIVE STOCK PERFORMANCE

    The Performance Graph set forth below compares the cumulative total stockholder return on the Corporation's common stock for the last five fiscal years with the cumulative total return of the NASDAQ Market Value Index ("Broad Market Index"), the MG Industry Group 045 Index (thirty-four bank holding companies, ranging in asset size from $500 million to $10 billion, located in the East South Central United States) ("Industry Index") and a peer group of 20 publicly traded bank holding companies in non-metropolitan areas with assets between $1 and $2 billion located in the southeast and midwest regions of the United States ("Peer Group Index"). The Corporation believes that the Peer Group Index is more representative for comparison purposes than the Industry Index because the companies comprising the Peer Group have asset sizes and non-metropolitan locations comparable to that of the Corporation. The cumulative total stockholder return computations set forth in the Performance Graph assume the investment of $100 in the Corporation's common stock, the Broad Market Index, the Industry Index and the Peer Group Index on December 31, 1990 and the reinvestment of all dividends. The 20 bank holding companies (in alphabetical order) and their states that constitute the Peer Group Index are as follows:
Brenton Banks Inc., IA; Carolina First Corp., SC; City Holding Co., WV; F&M National Corp., VA; First Commerce Bancshares, NE; First Financial Corp., IN; First Source Corp., IN; First United Bancshares, AR; Firstbank of Illinois Co., IL; Heritage Financial Services., IL; Homeland Bankshares Corp., IA; Irwin Financial Corp., IN; Mid-America Bancorp, KY; Mississippi Valley Bancshares, MO; Park National Corp., OH; Peoples First Corp., KY; Pikeville National Corp., KY; Trans Financial Inc., KY; United Bankshares, Inc., WV; and Wesbanco Inc., WV.

 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN OF THE CORPORATION, INDUSTRY,
                       PEER GROUP AND BROAD MARKET INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            CBT CORPORATION    BROAD MARKET   INDUSTRY    PEER GROUP
1990                     100             100        100           100
1991                  134.44          128.38     163.59        140.52
1992                  235.35          129.64     169.68        222.59
1993                  326.62          155.50     179.35        251.66
1994                  366.46          163.26     180.09        258.85
1995                  410.02          211.77     241.99        317.94

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                        AND CHANGE IN CONTROL AGREEMENTS

    The Corporation has entered into Severance Protection Agreements dated June 28, 1995 ("Severance Agreements") with William J. Jones, President and Chief Executive Officer, and John E. Sircy, Executive Vice President and Chief Operating Officer, which provide for the payment of certain benefits to Mr.
Jones and Mr. Sircy upon the termination of their employment with the Corporation within twenty-four (24) months following a change in control of the Corporation.

    Pursuant to the Severance Agreements, if, following a change in control of the Corporation, as defined below, Mr. Jones' or Mr. Sircy's employment is terminated by the Corporation for cause, disability or death, or is voluntarily terminated by Mr. Jones or Mr. Sircy for other than good reason, as defined below, they would be entitled to all compensation earned or accrued through the termination date but not paid. If, following a change in control, Mr. Jones' or Mr. Sircy's employment is terminated for any other reason (including by Mr. Jones or Mr. Sircy for good reason), each would be entitled to [i] all accrued compensation earned or accrued through the termination date, [ii] a payment equal to two times annual base salary, [iii] immediate vesting of all outstanding stock options, [iv] benefits under all medical, hospitalization, vision and dental plans in which each participates for a period of two years or until comparable coverage began under any plan of a new employer, [v] an award under the Corporation's incentive compensation plan equal to the amount which he would have received in the year of termination prorated to the date of termination, [vi] reimbursement of reasonable moving expenses, [vii] reasonable attorney fees and other expenses, if any, incurred to enforce the provisions of the Severance Agreement, and [viii] all benefits payable under the Corporation's retirement plans.

    For purposes of the Severance Agreements, a change in control of the Corporation includes the following events: [i] the acquisition by any person of 20 percent or more of the combined voting power of the Corporation's outstanding securities; [ii] the members of the Board of Directors on June 28, 1995 (or such other newly elected directors whose election was approved by at least two-thirds of the Board) cease for any reason to constitute at least a majority of the members of the Board; [iii] the Corporation's shareholders approve a merger, consolidation, reorganization or share exchange unless (a) the Corporation's stockholders immediately before such transaction own immediately thereafter at least 50 percent of the voting securities of the surviving corporation in substantially the same proportion, and (b) the members of the Board of Directors immediately before such transaction constitute at least 50 percent of the members of the Board of the surviving corporation, and (c) no person has beneficial ownership of 20 percent or more of the combined voting power of the surviving corporation's securities; and [iv] the Corporation's shareholders approve an agreement for the sale of all or substantially all of the assets of the Corporation.

    Under the Severance Agreements, good reason includes [i] a significant adverse change in duties or responsibilities or a change in reporting responsibilities or offices, [ii] a material reduction in base salary or a failure by the Corporation to increase base salary by at least the average percentage increase for all officers of the Corporation during the preceding 2 years, [iii] a failure to provide employee benefits which are comparable to those provided to similarly situated employees, [iv] a relocation of the executive's offices of more than 50 miles, [v] any action which would affect participation in or materially reduce benefits under any compensation plan then in effect or which would deprive the executive of any material fringe benefit, [vi] the Corporation's failure to obtain the assumption of the Severance Agreements by any successor to the Corporation, and [vii] any termination of employment which is not effected pursuant to the notice and other provisions of the Severance Agreements.

    The Corporation entered into the Severance Agreements in order to promote conditions of continuity and stability in the Corporation's business, management and policies, as well as reduce the threat of potential removal of the
Corporation's management, in the event of a change in control of the Corporation. The Corporation believes that the Severance Agreements will thereby help to ensure that there would be sufficient time and information to review any proposal and appropriate alternatives and to negotiate on behalf of the Corporation and its shareholders from a position of strength. The Severance Agreements were not adopted in response to any specific effort to obtain control of the Corporation and the Board of Directors is not aware of any such effort to obtain control of the Corporation.

    Upon a Change in Control of the Corporation, as hereafter defined, with respect to the Corporation's 1993 Stock Option Plan (the "1993 Plan"), and upon a takeover or merger of the Corporation, with respect to the Corporation's 1986 Stock Option Plan (the "1986 Plan"), at the discretion of the Plan Committee, the exercise dates of all outstanding options under the Corporation's stock option plans will accelerate so that each option outstanding may be exercised on or after the date of the Change in Control. In addition, the shares subject to the Corporation's stock option plans will be converted into (automatically in the 1993 Plan and at the discretion of the Plan Committee under the 1986 Plan) and replaced by shares of common stock or other equity securities having rights and preferences no less favorable than common stock of the successor and the number of shares subject to the options and the purchase price per share upon exercise of the options will be correspondingly adjusted so the there will be no change in the aggregate purchase price payable upon exercise of any such option. Change in Control of the Corporation, for purposes of the 1993 Plan, means (a) any share exchange or merger or consolidation of the Corporation or a significant subsidiary of the Corporation if either (i) the Corporation will not be the surviving or acquiring corporation or will not own 100 percent of the outstanding capital stock of the surviving or acquiring corporation following consummation of the transactions contemplated by the plan or agreement of exchange, merger or consolidation, or (ii) there will be a substantial change in the proportionate ownership of outstanding shares of voting stock of the Corporation as a result of the transactions contemplated by such plan or agreement of exchange, merger or consolidation; (b) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of the Corporation or a subsidiary of the Corporation followed by a liquidation of the Corporation; (c) the commencement of any tender offer, exchange offer or other purchase offer for, and/or any agreement to purchase, as much as (or more than) 30 percent of the outstanding Common Stock of the Corporation or a subsidiary of the Corporation; or (d) the Board of Directors or the shareholders of the Corporation approve, adopt, agree to recommend, or accept any agreement, contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described above.

               TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Corporation are at present, as in the past, customers of subsidiaries of the Corporation and have had and expect to have business and banking transactions with such in the ordinary course of business. In addition, some of the executive officers and directors of the Corporation are at present, as in the past, also officers, directors or principal stockholders of corporations which are customers of subsidiaries of the Corporation and which had and expect to have business and banking transactions with the Corporation in the ordinary course of business. All such banking transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management of the Corporation and its subsidiaries, did not involve more than normal risk of collectibility or present other unfavorable or unusual features.

    Mr. Harvey, a director of the Corporation and BMC, is a partner in the law firm of Owen, Harvey, and Carter, Benton, Kentucky, which was retained by BMC in the last fiscal year and is proposed to be retained in the current fiscal year. In 1995, Mr. Harvey's law firm received payment by BMC of approximately $31,000 for legal fees and retainers.

                                  PROPOSAL TWO
                APPROVAL OF AMENDMENTS TO 1993 STOCK OPTION PLAN

    The Corporation's 1993 Stock Option Plan (the "Plan") was adopted effective March 17, 1993, subject to shareholder approval which was received on April 20, 1993. The stated purpose of the Plan is to strengthen the Corporation by providing an additional means of retaining and attracting competent management personnel and providing to participating officers and other key employees added incentive for high levels of performance and for unusual efforts to increase the earnings of the Corporation through the opportunity for stock ownership offered by the Plan.

    At the Annual Meeting, the shareholders of the Corporation will be asked to approve an amended and restated 1993 Stock Option Plan. The Board of Directors of the Corporation adopted, subject to the approval of its shareholders, the amended and restated 1993 Stock Option Plan (the "Amended Plan"), effective March 16, 1995. Approval of the Amended Plan by the Corporation's shareholders is required if executive officers who receive options are to be eligible for the exemption provided by Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934.

SUMMARY OF THE PLAN

    The Plan currently provides for the grant of options intended to qualify as incentive stock options ("ISOs") under Section 422A of the Internal Revenue Code of 1986 (the "Code"). The aggregate number of shares of Common Stock of the Corporation which may be issued upon exercise of ISOs granted under the Plan may not exceed 400,000 shares. If any outstanding option under the Plan for any reason expires or is terminated, the shares of Common Stock subject to the unexercised portion of the option shall again be available for options under the Plan as if no option had been granted with respect to such shares. There is no restriction as to the number of options or the maximum number of shares that may be granted to any one person. However, the aggregate fair market value (determined as of the dates options are granted) of the shares with respect to which ISOs are exercisable by any single employee during any calendar year cannot exceed $100,000.

    The Plan is administered, interpreted and applied by a committee ("Plan Committee") consisting of not less than three directors, none of whom are employed by the Corporation or its subsidiaries. The Plan Committee is empowered to select key employees of the Corporation and its subsidiaries (including executive officers and directors who are salaried employees) to whom options will be granted under the Plan, to determine the number of shares subject to each option, to fix the period or periods during which an option may be exercised, and to fix the prices at which shares subject to options may be purchased. The Plan Committee may act by majority at a meeting at which a majority of the members of the Plan Committee is present, or by a writing signed by all of the members of the Plan Committee.

    The number, price and kind of shares subject to the Plan may be subject to adjustments in the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger or consolidation, or any other change (after the effective date of the Plan) in the nature or number of shares of Common Stock of the Corporation in order to avoid the dilution of shares subject to outstanding options and to continue in force outstanding options by substituting thereunder the option shares of a successor corporation which may subsequently acquire the Corporation.

    Each option is evidenced by a written agreement between the Corporation and the key employee. While the Plan Committee is empowered to establish the price at which shares may be purchased, the Plan currently requires that the option price for each ISO must be at least equal to one hundred percent (100%) of the fair market value of the shares on the business day immediately preceding the date of the grant, as determined by the average of the closing bid and asked quotations or the closing high bid quotation for the Common Stock in the over-the-counter market on the immediately preceding business day as reported by NASDAQ.

    In addition, the Plan fixes the maximum term of any option granted under the Plan at ten years from the date of the grant of the option. The Plan also generally provides than any ISO granted may not be exercised within two years from the date of its grant and then will be exercisable only one third per year so that the full grant is not exercisable until the fourth year from the date of grant. Notwithstanding the foregoing, if there is a Change in Control of the Corporation, as defined in the Plan, all outstanding ISOs may become immediately exercisable at the discretion of the Plan Committee.

    Options granted pursuant to the Plan are not transferable except upon the death of optionee, in which event they may be transferred only in accordance with and to the extent provided for by the laws of the descent and distribution of Kentucky. If an optionee ceases to be employed by the Corporation or its subsidiaries for any reasons other than for cause, the period during which the unexercised portion of his or her ISO may thereafter be exercised is restricted to a period of not more than one year. If an optionee is dismissed from employment for cause, as determined by the Plan Committee in its sole discretion, his or her ISO terminates as of the date immediately preceding the date of termination of employment.

    Currently, all employees of the Corporation and its subsidiaries are eligible to participate in the Plan.

    While the Board of Directors of the Corporation intends to continue the Plan in effect until the scheduled termination date, the Board may modify, amend or terminate the Plan without a vote of the shareholders; provided that, without the approval of a majority of the votes represented and entitled to vote at a duly held meeting of the stockholders, the maximum number of shares which may be delivered under the Plan may not be increased, the option price under any option may not be reduced and the period during which an option may be exercised may not be extended.

SUMMARY OF MATERIAL AMENDMENTS TO THE PLAN

    The Board of Directors intends to submit to the shareholders for their approval at the annual meeting the Amended Plan. The Amended Plan generally would permit the Plan Committee to grant "non-qualified" stock options ("NSOs") and provide for additional means for payment of the option exercise price. The Amended Plan provides that the Plan Committee may authorize the granting of ISOs, NSOs or a combination of ISOs and NSOs. Unlike ISOs, which are intended to qualify for favorable tax treatment under Section 422A of the code, NSOs are not specifically authorized or qualified for favorable federal income tax consequences. The current provisions of the Plan would remain in effect with respect to the terms of any ISOs granted under the Plan. However, under the Amended Plan, the Plan Committee may determine the option price per share of common stock at the time an NSO is granted, the period for which the NSO is granted (which may not exceed 10 years), the time or times and the manner in which the NSO shall be exercisable, and such other provisions of the NSO as it may deem necessary consistent with the terms of the Plan.

    Currently, the Plan provides that the option price shall be paid in full in cash, or by certified check, or, if the Plan Committee in its discretion agrees to accept, in shares of Common Stock, or such combination of cash and Common Stock as the Plan Committee in its discretion agrees to accept. The Amended Plan also provides that, subject to such rules as the Plan Committee may impose, the option price may be paid in whole or in part in such other consideration as shall constitute lawful consideration for the issuance of Common Stock and be approved by the Plan. Moreover, subject to such restrictions, terms and conditions as the Plan Committee may impose, an optionee may request the Corporation to "pyramid" the optionee's shares; that is, to automatically apply the shares which the optionee is entitled to receive on the exercise of a portion of an option to satisfy the exercise for additional portions of the option, thus resulting in multiple simultaneous exercises of an option by use of whole shares as payment.

GRANTS MADE SUBJECT TO SHAREHOLDER APPROVAL OF PLAN

    Subject to shareholder approval of the Plan, NSOs to purchase an aggregate of 160,000 shares of Common Stock at an exercise price of $23.75 were granted on March 16, 1995 to current executive officers as a group. The NSOs granted under the Amended Plan have an exercise price equal to the fair market value of a share of the Corporation's Common Stock on the date of grant and a term of ten years from the date of grant. The NSOs granted may not be exercised within five years from the date of grant and thereafter may be exercised in whole or in part. Notwithstanding the foregoing, if there is a Change in Control of the Corporation, such NSOs will become immediately exercisable at the discretion of the Plan Committee. If the optionee ceases to be employed by the Corporation or its subsidiaries for any reasons other than for cause, the period during which the unexercised portion of his NSO may thereafter be exercised is restricted to a period of not more than one year. If an optionee is dismissed from employment for cause, as determined by the Plan Committee in its sole discretion, his or her NSO terminates as of the date immediately preceding the date of termination of employment.

    Subject to shareholder approval of the Amended Plan, NSOs to purchase 100,000 shares of Common Stock were granted to Mr. Jones, President and Chief Executive Officer of the Corporation, and NSOs to purchase 60,000 shares of Common Stock were granted to Mr. Sircy, Executive Vice President and Chief Operating Officer.

    As of February 9, 1996, the fair market value of the Common Stock for purposes of the Plan, as reported by NASDAQ, was $23.00.

FEDERAL INCOME TAX CONSEQUENCES

    Generally there will be no income tax consequences to the optionee or the Corporation when an ISO or NSO is granted under the Plan. When an NSO is exercised, the excess of the then fair market value of the Common Stock over the option price will constitute ordinary income to the optionee and the Corporation will be entitled to deduct an equal amount as compensation expense. Upon disposition of the stock by the employee, long-term or short-term capital gain or loss, as the case may be, will be recognized, equal to the difference between the amount realized on such disposition and the basis for the stock, which will include the amount previously recognized as ordinary income. The holding period for capital gains purposes will commence on the day the optionee acquires the shares pursuant to the option.

    There also is no tax consequence to the optionee upon the exercise of an ISO granted under the Plan. The optionee will be taxed, at capital gains rates, at the time he or she disposes of the Common Stock acquired pursuant to his or her exercise of an ISO, on the spread between the sales price and his or her tax basis in the Common Stock. If the optionee disposes of the Common Stock sooner than two years from the date the ISO was granted or one year from the date the Common Stock was transferred to him or her pursuant to the exercise of the option, the optionee will be taxed in the year of such "disqualifying disposition," at ordinary income tax rates, on the spread between the fair market value of the Common Stock on the date of exercise of the ISO and the option's exercise price. The Corporation will not be entitled to a compensation deduction unless there is a disqualifying disposition of the Common Stock. If there is a disqualifying disposition of the Common Stock, the Corporation will be entitled to a compensation deduction in the same amount that the optionee is required to include in his or her gross income.

EFFECT ON POTENTIAL TAKEOVER ATTEMPTS INCLUDING POSSIBLE DISADVANTAGE

    While the purpose of the Plan is to promote the interests of the Corporation by attracting, maintaining and affording an incentive to the Corporation's key officers and employees, certain provisions of the Plan may have an anti-takeover effect. In the event of a Change in Control, the ability to exercise all outstanding options will be accelerated at the discretion of the Plan Committee. Additionally, in the event of a Change in Control, the common stock or other comparable securities of the acquiring entity may be substituted for the Common Stock of the Corporation subject to the Plan and outstanding options.

    The effect of these provisions of the Plan may be to discourage an unsolicited tender offer or other unsolicited takeover bid for the Corporation's Common Stock. These provisions of the Plan may make the Corporation a less attractive takeover target. Additionally, these provisions may encourage persons desiring to take over or control the Corporation to initiate such action through negotiations with the then incumbent Board of Directors and management instead of through a direct offer to the shareholders. The provisions of the Plan could make the accomplishment of a transaction more difficult or more costly even if the transaction is favorable to the interests of the shareholders. Management of the Corporation presently is aware of no specific efforts to obtain control of the Corporation, either in a friendly or hostile manner.

                                 VOTE REQUIRED

    The adoption of this proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation present, or represented, and entitled to vote on the proposal.

    THE  BOARD  OF  DIRECTORS  UNANIMOUSLY RECOMMENDS  THAT  YOU  VOTE  FOR THIS
PROPOSAL.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    For the fiscal year ending December 31, 1995, the accounting firm of Arthur Andersen LLP served as the Corporation's independent public accountants and auditors. The Board of Directors has approved the selection of Arthur Andersen LLP to serve as the Corporation's independent public accountants and auditors for the year ending December 31, 1996. A representative from the firm of Arthur Andersen LLP is expected to be present at the annual meeting and will be available to make a statement should he desire to do so, and respond to questions of stockholders.

    On June 28, 1995, the Board of Directors of the Corporation determined to discontinue the services of Deloitte & Touche LLP (the "Former Accountant"), the independent public accounting firm who was previously engaged as the principal accountant to audit the Corporation's financial statements. On that same date, the Corporation engaged a new independent public accounting firm, Arthur Andersen LLP, as its principal accountant to audit the Corporation's financial statements. The decision to change accountants was recommended by the audit committee of the Board of Directors and approved by the Board of Directors. The Former Accountant's reports on the Corporation's financial statements for the past two years did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Corporation's two most recent fiscal years and the subsequent interim period, there were no disagreements with the Former
Accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of the Former Accountant, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

                                 ANNUAL REPORT

    UPON WRITTEN REQUEST, THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1995. ADDRESS ALL REQUESTS TO:

                   SECRETARY
                   CBT CORPORATION
                   P. O. BOX 2400
                   PADUCAH, KENTUCKY 42002-2400

                   STOCKHOLDERS' PROPOSALS AND OTHER MATTERS

    Proposals by stockholders to be presented at the 1997 annual meeting of stockholders must be received by the President of the Corporation at its principal office no later than November 1, 1996, for inclusion in the proxy statement and form of proxy relating to that meeting.

    The Board of Directors of the Corporation does not know of any matters for action by stockholders at the annual meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to any other matters which may properly come before the meeting.

    It is important that proxies be returned promptly. STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND IN PERSON, ARE REQUESTED TO RETURN THEIR PROXIES IN ORDER THAT A QUORUM MAY BE ASSURED. Return may be made in the enclosed envelope, to which no postage need be affixed.

                                          By Order of the Board of Directors,
                                          William J. Jones
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                          March 8, 1996

                                   CBT CORPORATION
                                1993 STOCK OPTION PLAN


                  (As Amended and Restated Effective March 16, 1995)

                                       PREAMBLE

          CBT Corporation adopted the CBT Corporation 1993 Incentive Stock Option Plan, effective March 17, 1993. The Plan was subsequently approved by the shareholders of the Company. The Company now desires to amend and restate the Plan, subject to shareholder approval, effective for options granted on and after March 16, 1995, to provide for granting of nonstatutory stock options and to permit the Plan Committee to determine the vesting period of options granted under the Plan. The Plan is renamed "CBT Corporation 1993 Stock Option Plan" to reflect that nonstatutory options can now be awarded under the Plan. These amendments shall not affect outstanding options granted under the Plan before March 16, 1995, and the provisions of the Plan as in effect before these amendments shall apply to such options. The Plan as so amended and restated reads as follows:


     1. PURPOSE. The purpose of the Plan is to strengthen the Company by providing an additional means of retaining and attracting competent management personnel and by providing to participating officers and other key employees of the Company and its Subsidiaries added incentive for high levels of performance and for unusual efforts to increase the earnings of the Company through the opportunity for stock ownership offered by the Plan.


     2. DEFINITIONS. For purposes of this Plan, capitalized words and phrases shall have the following meanings:

          A.   BOARD.  The word "Board" means the Company's Board of Directors.

          B. CHANGE IN CONTROL. The term Change in Control means: [a] any share exchange or merger or consolidation of the Corporation or a significant subsidiary of the Corporation if either [i] the Corporation will not be the surviving or acquiring corporation or will not own 100% of the outstanding capital stock of the surviving or acquiring corporation following the consummation of the transactions contemplated by the plan or agreement of exchange, merger or consolidation, or [ii] there will be a substantial change in the proportionate ownership of outstanding share of voting stock of the Corporation as a result of the transactions contemplated by such plan or agreement of exchange, merger or consolidation; [b] any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of the Corporation or a subsidiary of the Corporation followed by a liquidation of the Corporation; [c] the commencement of any tender offer, exchange offer or other purchase offer for, and/or any agreement to purchase, as much as (or more than) 30% of the outstanding Common Stock of the Corporation or a subsidiary of the Corporation; or [d] the Board or the shareholders of the Corporation approve, adopt, agree to recommend, or accept any agreement, contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described above.

          C. CODE. The word "Code" means the Internal Revenue Code of 1986, as amended.

          D. COMMON STOCK. The term "Common Stock" means the Company's common stock or the common stock or securities of a Successor that have been substituted therefor pursuant to Section 8.

          E. COMPANY. The word "Company" means CBT Corporation, a Kentucky corporation, with its principal place of business at 333 Broadway, Paducah, Kentucky 42001

          F. EXCHANGE ACT. The term "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          G. ISO. The acronym "ISO" means an option to purchase Common Stock which at the time the option is granted qualifies as an incentive stock option within the meaning of Code Section 422.

          H. NSO. The acronym "NSO" means a nonstatutory stock option to purchase Common Stock which at the time the option is granted does not qualify as an ISO.

          I. OPTION PRICE. The term "Option Price" means the price to be paid for Common Stock upon the exercise of an option granted under the Plan, in accordance with Section 7.A.

          J. OPTIONEE. The word "Optionee" means an employee to whom options have been granted under the Plan.

          K. OPTIONEE REPRESENTATIVE. The term "Optionee Representative" means the personal representative of the Optionee's estate, and after final settlement of the Optionee's estate, the successor or successors entitled thereto by law.

          L. PLAN. The word "Plan" means the CBT Corporation 1993 Stock Option Plan, as set forth herein, and as amended from time to time.

          M. PLAN COMMITTEE. The term "Plan Committee" means the committee appointed by the Board to administer the Plan, pursuant to Section 4.

          N. SUBSIDIARY. The word "Subsidiary" means, as defined in Code Section 424(f), any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an option under the Plan, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

          O. SUCCESSOR. The word "Successor" means the entity surviving a merger or consolidation with the Company, or the entity that acquires all or a substantial portion of the Company's assets or outstanding capital stock (whether by merger, purchase or otherwise).

          P. TEN PERCENT SHAREHOLDER. The term "Ten Percent Shareholder" means an employee who, at the time an option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Subsidiary employing the Optionee or of its parent (within the meaning of Code Section 424(e)) or Subsidiary.

     3. STOCK SUBJECT TO PLAN. Subject to adjustment as provided in Section 8, the aggregate number of shares of Common Stock which may be issued under the Plan shall not exceed four hundred thousand (400,000) shares. _______________________ (_________) shares have been issued under the Plan as of March 16, 1995, leaving ____________________ shares (_________) shares available for issuance under the Plan effective March 16, 1995. Authorized and unissued shares shall be delivered under the Plan. If any option expires or terminates for any reason, the shares of Common Stock subject thereto shall again become available under the Plan.

     4.   ADMINISTRATION.

          A. PLAN COMMITTEE. The Board shall appoint an option committee, known as the Plan Committee, to administer the Plan, whose membership shall be determined and reviewed from time to time by the Board. Members of the Plan Committee shall serve until delivery of their written resignation to the Board or until removal by the Board. The Plan Committee shall consist of not less than three (3) members of the Board who are not and have not at any time for one
(1) year before appointment to the Committee been eligible to receive stock or options under any plan of the Company or any of its affiliates. Members of the Plan Committee shall be subject to any additional restrictions necessary to satisfy the requirements for disinterested administration of the Plan as set forth in Rule 16b-3 under the Exchange Act.

          B. PLAN ADMINISTRATION. The Plan Committee shall have full power and authority to construe, interpret and administer the

Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem proper and in the Company's best interests. The decision of a majority of the members of the Plan Committee shall constitute the decision of the Plan Committee and the Plan Committee may act either at a meeting at which a majority of the members of the Plan Committee is present, or by a writing signed by all of the members of the Plan Committee. The interpretation of any provisions of the Plan by the Plan Committee shall be final, conclusive, and binding upon all persons and the officers of the Company shall place into effect and shall cause the Company to perform its obligations under the Plan in accordance with the determinations of the Plan Committee in administering the Plan.

     5.   GRANT OF OPTIONS.

          A. PLAN COMMITTEE'S AUTHORITY. Subject to the terms, provisions and conditions of the Plan, the Plan Committee shall have exclusive jurisdiction:
[i] to select the employees to whom options shall be granted; [ii] to authorize the granting of ISOs, NSOs or a combination of ISOs and NSOs to employees; [iii] to determine the number of shares of Common Stock subject to each option; [iv] to determine the time or times when options will be granted, the manner in which each option shall be exercisable, and the duration of the exercise period; [v] to fix such other provisions of the option agreement as it may deem necessary or desirable consistent with the terms of the Plan; and [vi] to determine all other questions relating to the administration of the Plan.

          B. $100,000 ISO EXERCISABILITY LIMITATION. Notwithstanding Section 5.A, the aggregate fair market value (determined as of the date the option is granted) of the Common Stock for which ISOs will first become exercisable by an Optionee in any calendar year under all ISO plans of the Company and its Subsidiaries shall not exceed $100,000. Options granted in excess of this limitation shall constitute NSOs.

     6. ELIGIBILITY. Key employees of the Company and its Subsidiaries, including officers and directors who are also employees of the Company or a Subsidiary, are eligible to receive ISOs and NSOs under the Plan. Key employees to whom options may be granted under the Plan will be those selected by the Plan Committee from time to time who, in the sole discretion of the Plan Committee, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of the Company and its Subsidiaries.

     7. TERMS OF OPTIONS. Each option granted under the Plan shall be evidenced by an option agreement signed by the Optionee and by a member of the Plan Committee on behalf of the Company. An option agreement shall constitute a binding contract between the Company and the Optionee, and every Optionee, upon acceptance of such option agreement, shall be bound by the terms and restrictions of the Plan and of the option agreement. Such agreement shall be subject to the following express terms and conditions and to such other terms and conditions that are not inconsistent with the Plan as the Plan Committee may deem appropriate.

          A. OPTION PRICE. The Option Price per share of Common Stock shall be determined by the Plan Committee at the time an option is granted. The Option Price for ISOs shall be not less than: [i] the fair market value of Common Stock on the date of grant, or [ii] in the case of an ISO granted to a Ten Percent Shareholder, one hundred ten percent (110%) of the fair market value of Common Stock on the date of grant. The fair market value of Common Stock shall be determined by the average of the closing bid and asked quotations or the closing high bid quotation, whichever is available, for the Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System on the business day immediately preceding the date of grant. The Option Price shall be subject to adjustment as provided in Section 8.

          B. OPTION PERIOD. Subject to Section 7.C, each option agreement shall specify the period for which the option thereunder is granted and shall provide that the option shall expire at the end of such period. The Plan Committee may extend such period provided that, in the case of an ISO, such extension shall not in any way disqualify the option as an ISO without the Optionee's consent. In no case shall such period, including any such extensions, exceed ten (10) years from the date of grant, provided, however, that in the case of an ISO granted to a Ten Percent Stockholder, such period, including extensions, shall not exceed five (5) years from the date of grant.

          C. LAPSE OF ISO. An ISO shall lapse at the earliest of the following times:

               [1]  ten (10) years from the date of grant;

               [2] five (5) years after the date of this Agreement if Optionee is a Ten Percent Shareholder on the date of this Agreement); or

               [3] three (3) months after termination of employment with the Company or a Subsidiary for reasons other than death, Disability, or discharge for cause;

               [4] one (1) year after termination of employment with the Company or a Subsidiary because of Optionee's death or Disability; or

               [5] immediately upon termination of employment through discharge for cause, as determined by the Plan Committee in its sole discretion; or

               [6] on the date Optionee becomes employed by or renders services for a financial institution in competition with the Company or its Subsidiaries in any county in which the Company or any of its Subsidiaries is located following Optionee's termination of employment with the Company or its Subsidiaries, as determined by the Plan Committee in its sole discretion.

          D.   ISO INSTALLMENT EXERCISE PERIOD.   Except to the extent provided
otherwise by Section 7.H, in no event shall an ISO be exercisable during the first two (2) years after the date of grant. Thereafter, an ISO may be exercised on or after the anniversary of the date of grant in three (3) equal annual installments so that the full grant may be exercised not sooner than four
(4) years after the date of grant.

          E. LEAVES OF ABSENCE. The Plan Committee may, in its discretion, treat all or any portion of any period during which an Optionee is on military or on an approved leave of absence from the Company or a Subsidiary as a period of employment of the Optionee by the Company or Subsidiary for purposes of accrual of the Optionee's rights under the Plan. Notwithstanding the foregoing, if a leave of absence exceeds ninety (90) days and reemployment is not guaranteed by contract or statute, the Optionee's employment by the Company or a Subsidiary for the purposes of the Plan shall be deemed to have terminated on the 91st day of the leave.

          F. MANNER OF EXERCISE. To exercise an option, the Optionee shall deliver to the Company: [i] seven (7) days' prior written notice specifying the number of shares as to which the option is being exercised and, if determined by counsel for the Company to be necessary, representing that such shares are being acquired for investment purposes only and not for purpose of resale or distribution; and [ii] payment by the Optionee, or a broker-dealer (as provided in Section 7.G), for such shares of the Option Price for the number of shares with respect to which the option is exercised. On or before the expiration of the seven (7) day notice period, and provided that all conditions precedent contained in the Plan are satisfied, the Company shall, without transfer or issuance tax or other incidental expenses to Optionee, deliver to Optionee, at the offices of the Company, a certificate or certificates for the Common Stock. Options are exercisable only in whole shares, and fractional share interests shall be disregarded. If Optionee fails to accept delivery of the Common Stock, the Optionee's rights to exercise the applicable portion of the option shall terminate.

          G. PAYMENT FOR SHARES. Except as otherwise provided in this Section 7, the Option Price for the Common Stock shall be paid in full when the option is exercised. Subject to such rules as the Committee may impose, the Option Price may be paid in whole or in part in [i] cash, [ii] whole shares of Common Stock owned by the Optionee evidenced by negotiable certificates, [iii] by a combination of such methods of payment, or [iv] such other consideration as shall constitute lawful consideration for the issuance of Common Stock and be approved by the Committee (including without limitation, assurance satisfactory to the Committee from a broker registered under the Exchange Act of the delivery of the proceeds of an imminent sale of the Common Stock to be issued pursuant to the exercise of such option, such sale to be made at the direction of the Optionee). Moreover, subject to such restrictions, terms and conditions as the Committee may impose, an Optionee may request the Company to "pyramid" the Optionee's shares; that is, to automatically apply the shares which the Optionee is entitled to receive on the exercise of a portion of an option to satisfy the exercise for additional portions of the option, thus resulting in multiple simultaneous exercises of an option by use of whole shares as payment. If payment of the Option Price is made in Common Stock, the value of the Common Stock used for payment of the Option Price shall be the fair market value of the Common Stock, determined in accordance with Section 7.A, on the business day preceding the day written notice of exercise is delivered to the Company.

          H. ACCELERATION. Notwithstanding the provisions of Sections 7.B or D to the contrary, if there is a Change in Control, at the discretion of the Plan Committee, the exercise dates of all outstanding options shall accelerate so that each option outstanding may be exercised on or after the date of the Change in Control.

          I. ISOS. Each option agreement which provides for the grant of an ISO shall contain such terms and provisions as the Plan Committee deems necessary or desirable to qualify such option as an ISO within the meaning of Code Section 422.

          J. TRANSFERABILITY OF OPTIONS. Options granted under the Plan may not be transferred by the Optionee otherwise than by will or the laws of descent and distribution, and during the lifetime of the Optionee to whom granted, may be exercised only by such Optionee.

     8. ADJUSTMENT OF SHARES. In the event of capital adjustment after the effective date of the Plan in the Common Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger or consolidation, or any other change (after the effective date of the Plan) in the nature or number of shares of Common Stock of the Company, a proportionate adjustment shall be made in the maximum number and kind of shares which may be delivered under the Plan, and in the Option Price under and the number and kind of shares of Common Stock covered by outstanding options granted under the Plan. By virtue of such a capital adjustment, the price of any share under option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any such option. Such determination by the Plan Committee shall be conclusive.

          Without limiting the generality of the foregoing, if [a] there is a Change in Control of the Company, and [b] as a result of the transactions contemplated by the Change in Control, a Successor will acquire all or a substantial portion of the assets or outstanding capital stock of the Company, then the kind of shares of common stock which shall be subject to the Plan and to each outstanding option shall automatically be converted into and replaced by shares of common stock, or such other class of equity securities having rights and preferences no less favorable than common stock of the Successor, and the number of shares subject to the options and the purchase price per share upon exercise of the options shall be correspondingly adjusted, so that, by virtue of such Change in Control of the Company, each optionee shall have the right to purchase [i] that number of shares of the Successor which, as of the date of the Change in Control, have a fair market value equal to the fair market value of the shares of the Company theretofore subject to an option, [ii] for a purchase price per share which, when multiplied by the number of shares of the Successor subject to the option, shall equal the aggregate exercise price at which the Optionee could have acquired shares of the Company under such option.

          The granting of an option pursuant to this Plan shall not affect in any way the right and power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all of any part of its business or assets; provided, however, that the Company shall not, and shall not permit its Subsidiaries to, recommend or agree or consent to a transaction or series of transactions which would result in a Change of Control of the Company unless and until the person or persons acquiring or succeeding to assets or capital stock of the Company or its Subsidiaries as a result of such transaction or transactions agrees to be bound by the terms of the Plan so far as it pertains to options therefore granted and agrees to assume and perform the obligations of the Company and its Successor under the Plan.

     9. COMPLIANCE WITH OTHER LAWS AND REGULATIONS. Upon the exercise of an option at a time when there is not in effect a registration statement under the Securities Act of 1933 and any applicable state securities laws (the "Securities Laws") relating to the shares of Common Stock issuable upon exercise thereof and available for delivery, a prospectus meeting the requirements of the Securities Laws, the shares of Common Stock may be issued only if the Optionee or Optionee Representative represents and warrants in writing to the Company that the shares being purchased are being acquired for investment and not with a view to the distribution thereof. The shares of the Common Stock shall contain such legends or other restrictive endorsements as counsel for the Company shall deem necessary or proper. No shares of Common Stock shall be purchased upon the exercise of any option unless and until there shall have been satisfied any applicable requirements of the Securities and Exchange Commission or other regulatory agencies having jurisdiction and of any exchanges upon which stock of the Company may be listed. The Company covenants that it will take all actions necessary to register under the Securities Laws the Common Stock issuable upon exercise of options granted pursuant to this Plan.

     10. NO RIGHTS AS SHAREHOLDER. No Optionee or Optionee's Representative shall have any rights as a shareholder with respect to Common Stock subject to Optionee's option before the date of transfer to the Optionee of a certificate or certificates for such shares.

     11. NO RIGHTS TO CONTINUED EMPLOYMENT. The Plan and any option granted under the Plan shall not confer upon any Optionee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary by which an Optionee is employed to terminate Optionee's employment at any time.

     12. TERMINATION. The Plan shall terminate on December 31, 2002, and may be terminated at any earlier time by the Plan Committee. No option shall be granted after termination of the Plan. Termination of the Plan, however, shall not affect the validity of any option theretofore granted under the Plan.

     13. AMENDMENT. The Board shall have the right, at any time, to amend, suspend or terminate the Plan in any respect that it may deem to be in the best interests of the Company, except that, without approval by shareholders of the Company holding not less than a majority of the votes represented and entitled to be voted at a duly held meeting of the Company's shareholders, no amendment shall be made if shareholder approval is necessary to continue to qualify the Plan under the Securities and Exchange Commission Rule 16b-3. No amendment of the Plan, however, may, without the consent of the Optionee or Optionee Representative, make any changes in any outstanding option theretofore granted under the Plan which would adversely affect the rights of such Optionee or Optionee Repre-sentative.

     14. TAX WITHHOLDING. Upon the exercise of any option granted under the Plan, or upon the disposition of any Common Stock acquired by the exercise of an ISO granted under the Plan within two (2) years from the date of grant or one
(1) year after such Common Stock is transferred to the Optionee, the Company shall have the right to require Optionee to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements, or, alternatively, the Company shall have the right to retain Common Stock otherwise payable to the Optionee pursuant to exercise of an option in an amount sufficient to satisfy such withholding requirements, before the delivery to the Optionee of any certificate(s) for shares of Common Stock.

     15. GOVERNING LAW. This Plan and the stock option agreements entered into under the Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky.

     16. EFFECTIVE DATE. This Plan, as amended and restated, is effective upon the approval by the Board on March 16, 1995; subject, however, to the ratification of this Plan, as amended and restated, by the shareholders of the Company. The Plan was originally approved by the Board on March 17, 1993 and ratified by the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting of Stockholders held on April 20, 1993. The effective date of each option shall be the day on which it is granted to any Optionee.

          Dated as of the 16th day of March, 1995.

                              CBT CORPORATION



                              By:
                                  ---------------------------------------------

                              Title:
                                     ------------------------------------------

ATTEST:




---------------------------------

                                CBT CORPORATION
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned shareholder(s) of CBT Corporation hereby appoints Patrick J. Cvengros and William J. Jones, or either of them, as Proxies, with full power of substitution in and for each of them, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of CBT Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 16, 1996, or at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present personally at said meeting, or any adjournment or adjournments thereof.

The Directors recommend a vote FOR Proposals 1 and 2.

1.  ELECTION  OF  DIRECTORS     / /  FOR ALL  NOMINEES  LISTED BELOW  (except as
    otherwise indicated below)   / / WITHHOLD AUTHORITY to vote for all nominees
    listed below

    Irving P. Bright, Jr., John L. Burman, Patrick J. Cvengros, William H. Dyer, Louis A. Haas, Joe Tom Haltom, Kerry B. Harvey, F. Donald Higdon, William J. Jones, Ted S. Kinsey, Louis M. Michelson, Bill B. Morgan, Louis D. Myre, David M. Paxton, Robert P. Petter, Joseph A. Powell, William A. Usher

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

2.  PROPOSAL TO  APPROVE AMENDMENTS  TO THE  1993 CBT  CORPORATION STOCK  OPTION
    PLAN.

                 / / FOR         / / AGAINST        / / ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                 (continued, and to be signed on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS AUTHORITY TO VOTE FOR THE NOMINEES LISTED ABOVE IS WITHHELD, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE WITH THE DISCRETIONARY AUTHORITY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AND, IF NO DIRECTION IS MADE, WILL BE VOTED FOR PROPOSAL 2.

    Please sign exactly as name appears below.

    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:---------------------------------------------------------, 1996

--------------------------------------------------------------------
Signature

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Signature (if held jointly)
Please mark, sign, date, and promptly return the proxy using the enclosed envelope.